                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                EKCO GROUP, INC.
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

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
[LOGO]             EKCO Group, Inc.                   Telephone 603 888-1212

                   98 Spit Brook Road, Suite 102      FAX 603 888-1427

                   Nashua, New Hampshire 03062





                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 25, 1999

To the Holders of the Company's Capital Stock:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of EKCO GROUP, INC. (the "Company") will be held on Tuesday, May 25, 1999, at 9:30 a.m., local time, at Fleet Bank of Massachusetts, N.A., 75 State Street, Eighth Floor Conference Center, Boston, Massachusetts, for the following purposes:

     1. To elect nine directors to hold office until the next annual meeting of stockholders and until their successors are duly chosen and qualified; and

     2. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     The close of business on March 26, 1999 has been fixed as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. The transfer books will not be closed.

     A list of the stockholders entitled to vote at the Annual Meeting will be open to examination by stockholders for any purpose relevant to the Annual Meeting, during ordinary business hours, for a period of ten days prior to the Annual Meeting at the Company's Corporate Headquarters in Nashua, New Hampshire and at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts. The list will likewise be available at the Annual Meeting.

     Stockholders are urged to date, sign, vote and return the enclosed form of proxy at their earliest convenience even if they plan to attend the meeting. A return envelope is enclosed for this purpose, which requires no postage if mailed in the United States. The proxy is revocable by the person giving it at any time prior to exercise by written notice received by the Company, by delivery of a duly executed later dated proxy, or by voting the shares in person at the Annual Meeting.

                                          By order of the Board of Directors,

                                          J. JAY ALTHOFF
                                          Secretary

March 31, 1999

                                EKCO GROUP, INC.
                         98 SPIT BROOK ROAD, SUITE 102
                          NASHUA, NEW HAMPSHIRE 03062

                                PROXY STATEMENT

     This Proxy Statement is being sent beginning on or about March 31, 1999 to all holders of the common stock, $.01 par value per share ("Common Stock"), and Series B ESOP Convertible Preferred Stock, par value $.01 per share ("ESOP Preferred Stock"), of EKCO Group, Inc. (the "Company") entitled to vote at the Annual Meeting of Stockholders to be held on Tuesday, May 25, 1999 (the "Annual Meeting") in order to provide information on the business to be transacted. Stockholders of record at the close of business on March 26, 1999 are entitled to vote at the Annual Meeting. As of that date, the outstanding voting stock of the Company consisted of 19,101,326 shares of Common Stock and 1,199,985 shares of ESOP Preferred Stock, with each share being entitled to one vote.

     A proxy card is enclosed for your use. YOU ARE SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY TO VOTE YOUR SHARES AND TO SIGN, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED SELF-ADDRESSED POSTAGE-PAID ENVELOPE.

     The shares represented by the proxies received will be voted as you specify, or, if no specification is made, will be voted for the election of each of management's nine nominees for election as director. Shares of ESOP Preferred Stock and Common Stock held by the trustee of the Company's Employees' Stock Ownership Plan Trust (the "ESOP") will be voted by the trustee in the manner directed by ESOP participants, or, if no direction is given will likewise be voted for the election of each of management's nine nominees for election as director.

     You may revoke your proxy at any time before it is voted at the Annual Meeting by delivering written notice of revocation to the Secretary of the Company before the Annual Meeting, by submitting a later dated proxy, or by voting the shares in person at the Annual Meeting. The solicitation will be primarily by mail, but may also include telephone, facsimile or oral communication by directors, officers and employees of the Company who will receive no additional compensation for any such solicitation. All costs of the solicitation of proxies will be borne by the Company. The Company will reimburse brokerage companies and others for their costs in forwarding proxy materials to the beneficial owners of stock.

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of capital stock entitled to vote is necessary to constitute a quorum at the Annual Meeting.

     KPMG Peat Marwick, LLP ("KPMG"), the Company's independent auditor for the fiscal year ended January 3, 1999 ("Fiscal 1998"), has been reappointed for the current fiscal year and is expected to have a representative present at the Annual Meeting who will have an opportunity to make a statement if he so desires and who will be available to respond to appropriate questions.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of the close of business on March 10, 1999, the number of shares of Common Stock and ESOP Preferred Stock beneficially owned by each person known by the Company to own more than 5% of either the outstanding Common Stock or ESOP Preferred Stock, by each nominee for election as director, by each individual named in the Summary Compensation Table on page 12 hereof, and by all current executive officers and directors as a group, and the percentage of the outstanding Common Stock and ESOP Preferred Stock which such shares represent. Except as indicated in the accompanying notes and except in the case of the Trust of the ESOP, which holds shares of ESOP Preferred Stock and Common Stock on behalf of participants in the ESOP who have voting power and investment power as set forth in the ESOP, the owners have sole voting and investment power with respect to the shares. Attached to each share of Common Stock is a Preferred Share Purchase Right to acquire one-one hundredth of a share of the Company's Series A Junior Participating Preferred Stock, par value $.01 per share, which rights are not presently exercisable.

                                   AMOUNT AND NATURE                             AMOUNT AND NATURE
                                     OF BENEFICIAL                  PERCENT OF     OF BENEFICIAL
                                     OWNERSHIP OF                     COMMON     OWNERSHIP OF ESOP   PERCENT OF ESOP
        BENEFICIAL OWNERS            COMMON STOCK                    STOCK(1)     PREFERRED STOCK    PREFERRED STOCK
        -----------------          -----------------                ----------   -----------------   ---------------
First Manhattan Co...............      2,231,325(2)                    11.7%              --                --
437 Madison Avenue
New York, New York 10022

Tweedy, Browne Company L.P.
TBK Partners, L.P. ..............      1,614,175(3)                     8.5%              --                --

Vanderbilt Partners, L.P.
52 Vanderbilt Avenue
New York, NY 10017

Pioneering Investment Management,
  Inc............................      1,285,800(4)                     6.7%              --                --
(a/k/a Pioneering Management
Corp.)
60 State Street
Boston, MA 02109

Dimensional Fund Advisors Inc....      1,177,700(5)                     6.2%              --                --
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

George W. Carmany, III...........         80,753(6)(7)(8)                 *               --                --
Stuart W. Cohen..................         53,190(8)(9)(10)                *            2,457                 *
Donato A. DeNovellis.............        274,385(6)(8)(9)(10)(11)       1.4%           4,592                 *
Michael G. Frieze................         79,753(7)(8)                    *               --                --
Avram J. Goldberg................         47,753(7)(8)                    *               --                --
Brian R. McQuesten...............        113,333(8)(9)(10)                *           12,691               1.1%
Kenneth J. Novack................         16,402(7)(8)                    *               --                --
Stuart B. Ross...................         44,373(8)                       *               --                --
Malcolm L. Sherman...............      1,131,515(7)(8)(10)              5.6%              78                 *
Alan D. Solomont.................         20,000                          *               --                --
Bill W. Sorenson.................         39,114(8)                       *               --                --
Herbert M. Stein.................        103,201(8)                       *               --                --
Jeffrey A. Weinstein.............        359,479(6)(8)(9)(10)           1.9%          16,815               1.4%
All Current Directors and
  Executive Officers
  as a Group (15 Persons)........      2,380,850(6)(7)(8)(9)(10)(11)    11.4%         36,633               3.1%

---------------

  *  Represents holdings of less than one percent.

 (1) Computed on the basis of 19,101,042 shares of Common Stock outstanding, plus, in the case of any person deemed to own shares of Common Stock as a result of owning options or rights to purchase Common Stock exercisable within 60 days or ESOP Preferred Stock which is presently convertible into an equal number of shares of Common Stock by the record owner, the additional shares of Common Stock which would be outstanding upon such exercise, purchase or conversion by such person or group.

 (2) Based on an amended Schedule 13G filed in February 1999 by First Manhattan Co. ("FMC"), a registered broker-dealer and investment advisor. FMC has sole voting authority with respect to 198,350 of such shares, shared voting authority with respect to 1,972,275 of such shares, sole dispositive power as to 198,350 of such shares and shared dispositive power with respect to 2,032,975 of such shares. The 2,231,325 shares includes 23,750 shares owned by family members of general partners of FMC as to which FMC disclaims dispositive power as to 20,750 of such shares and disclaims beneficial ownership as to 3,000 of such shares.

 (3) Based on an amended Schedule 13D jointly filed in June 1996 by Tweedy, Browne Company, L.P. ("TBC"), T.B.K. Partners, L.P. ("TBK") and Vanderbilt Partners, L.P. ("Vanderbilt"). TBC, a registered broker-dealer and investment adviser and a member of the National Association of Securities Dealers, Inc., may be deemed to be the beneficial owner of 1,507,275 of such shares, which are held in the accounts of various customers (the "TBC Accounts"), with respect to which it has obtained sole voting authority as to 1,315,965 of such shares and shared dispositive power as to all 1,507,275 such shares. Included in the TBC shares are 410 shares held in a TBC Account for a charitable foundation of which Christopher H. Browne, a General Partner (as defined below) is a trustee. In addition, TBK and Vanderbilt, each a private investment partnership, beneficially own directly and have sole voting authority and investment discretion with respect to 76,000 and 30,900 of such shares, respectively. The aggregate number of shares of Common Stock with respect to which TBC, TBK and Vanderbilt could be deemed to be the beneficial owner as of the date of such amended Schedule 13D is 1,614,175 shares. The general partners of TBC and Vanderbilt are Christopher H. Browne, William H. Browne and John D. Spears (the "General Partners"). All of the General Partners and Thomas P. Knapp are general partners of TBK. The General Partners may be deemed to control TBC and Vanderbilt, and the General Partners and Thomas P. Knapp may be deemed to control TBK. The aggregate number of shares of Common Stock with respect to which each of the General Partners may be deemed to be the beneficial owner by reason of his being a general partner of TBC, TBK and Vanderbilt, respectively, is 1,614,175 shares, with Thomas P. Knapp deemed to be the beneficial owner of 76,000 shares by reason of his being a general partner of TBK. Each of TBC, TBK and Vanderbilt disclaims beneficial ownership of Common Stock held by the other and held in the TBC Accounts.

 (4) Based upon a Schedule 13G filed in January 1999 by Pioneering Investment Management, Inc. ("Pioneering"), an investment adviser. Pioneering has sole voting and investment power with respect to all such shares.

 (5) Based upon an amended Schedule 13G filed in February 1999 by Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other investment vehicles, including commingled group trusts (collectively, these investment companies and investment vehicles are referred to as the "Portfolios"). In its role as investment advisor and investment manager, Dimensional possesses both voting and investment power over all of such shares that are owned by the Portfolios. Dimensional disclaims beneficial ownership of all such shares.

 (6) Includes the following number of shares of Common Stock owned jointly by the following persons and their wives as to which such persons may be deemed to share voting and investment power: Mr.

     Carmany, 44,000 shares; and Mr. DeNovellis, 26,173 shares. Excludes 6,000 shares owned by Mr. Weinstein's children as to which Mr. Weinstein disclaims beneficial ownership.

 (7) Includes the following number of shares of Common Stock currently issuable upon the exercise of stock options held by the following directors pursuant to the Company's 1988 Directors' Stock Option Plan, as amended: Mr. Carmany, Mr. Frieze and Mr. Goldberg, 19,753 shares each, 13,169 of which are subject to repurchase by the Company; Mr. Novack, 12,402 shares, all of which are subject to repurchase by the Company; and Mr. Sherman, 16,162 shares.

 (8) Includes the following number of shares of Common Stock currently issuable upon the exercise of stock options held by the following persons pursuant to the 1987 Stock Option Plan, as amended: Mr. Carmany, Mr. Frieze, Mr. Goldberg, Mr. Ross, Mr. Sorenson and Mr. Stein, 10,000 shares each, of which 6,667 shares are subject to repurchase by the Company; Mr. Novack, 3,000 shares; Mr. Cohen, 19,385 shares, of which 2,142 shares are subject to repurchase by the Company; Mr. DeNovellis, 191,637 shares, of which 18,666 shares are subject to repurchase by the Company; Mr. McQuesten, 36,099 shares, of which 3,024 shares are subject to repurchase by the Company; Mr. Sherman, 1,110,000 shares, of which 100,000 are subject to repurchase by the Company; Mr. Weinstein, 155,655 shares, of which 10,158 shares are subject to repurchase by the Company; and all current executive officers and directors as a group, 1,680,698 shares, of which 240,634 shares are subject to repurchase by the Company.

 (9) Includes the following number of shares of Common Stock purchased pursuant to the Company's 1984 and 1985 Restricted Stock Plans, as amended, which are held in escrow, are presently subject to repurchase by the Company and as to which certain transfer restrictions apply: Mr. Cohen, 16,366 shares; Mr. DeNovellis, 38,102 shares; Mr. McQuesten, 14,742 shares; Mr. Weinstein, 29,290 shares; and all current executive officers and directors as a group, 98,500 shares.

(10) Includes the number of shares of ESOP Preferred Stock listed in the table, if any, and the following number of shares of Common Stock allocated to the ESOP accounts of the following participants: Mr. Cohen, 982 shares; Mr. DeNovellis, 1,541 shares; Mr. McQuesten,3,209 shares; Mr. Sherman, 275 shares; Mr. Weinstein, 4,001 shares; and all current executive officers and directors as a group, 10,008 shares. Mr. DeNovellis, an executive officer, is also the trustee of the ESOP, and Mr. DeNovellis disclaims beneficial ownership of 2,087,864 shares of ESOP Preferred Stock and Common Stock held by the ESOP (other than shares specifically allocated to his account under the ESOP).

(11) Includes 11,410 shares of Common Stock held by retirement plans of subsidiary corporations of which Mr. DeNovellis is trustee and as to which Mr. DeNovellis disclaims beneficial ownership.

                             ELECTION OF DIRECTORS

     Each director will hold office until the next annual meeting of stockholders and until his successor is duly chosen and qualified, or until his earlier resignation or removal. The Board of Directors has inquired of each nominee and determined that each will serve if elected. If any of the nominees becomes unavailable for election, the Board of Directors may designate substitute nominees, in which event shares of Common Stock and ESOP Preferred Stock, pursuant to directions received from the ESOP participants, represented by proxies will be voted for such substitute nominees unless an instruction to the contrary is indicated on the proxy.

     Biographical summaries and ages as of March 10, 1999 of those persons nominated by the Board of Directors for election as a director are listed below. No nominee for director or executive officer has any family relationship with any other nominee or with any other executive officer of the Company.

GEORGE W. CARMANY, III; AGE 58; PRESIDENT, G.W. CARMANY COMPANY (AN ADVISOR TO, AND INVESTOR IN, SMALL COMPANIES).

     Mr. Carmany has served as a director of the Company since February 1997 and is President of G.W. Carmany Company, which he established in 1995. From 1975 until 1994, he served American Express Company (a global travel and financial services company) in senior positions in that company's international banking division and at the corporate level, including Senior Executive Vice President, Treasurer and Director of its subsidiary The Boston Company (an investment manager and private bank) from July 1990 to May 1993 and Chairman of Olympia and York Noteholders Steering Committee from November 1992 to April 1994. Mr. Carmany is a director of Equivest Finance, Inc. (a finance company).

MICHAEL G. FRIEZE; AGE 61; CHIEF EXECUTIVE OFFICER, EXECUTIVE VICE PRESIDENT AND TREASURER OF THE SEVERAL GORDON BROTHERS COMPANIES (A GROUP OF COMPANIES WHICH PROVIDE RETAIL, MERCHANT AND FINANCIAL SERVICES TO THE RETAIL COMMUNITY AS WELL AS SERVE AS WHOLESALERS OF FINE JEWELRY).

     Mr. Frieze has served as a director of the Company since February 1997. Mr. Frieze joined the Gordon Brothers companies in 1966, and he has served Gordon Brothers Corporation (a jewelry distributor) as Chairman since January 1992, Chief Executive Officer since January 1991, Executive Vice President since October 1993 and Treasurer since October 1990. He has served Gordon Brothers Retail Partners, Inc. (a merchant services company) as Chief Executive Officer, Executive Vice President and Treasurer since January 1992. In addition, he also serves various other Gordon Brothers companies in similar executive capacities, including Gordon Brothers Group (an asset disposition company), Gordon Brothers Equity Partners (a financial services company), Gordon Brothers Capital Corporation (a financial services company), Gordon Brothers Ltd. (a U.K. merchant services company) and Kurt Gutmann Jewelry, Inc. (an importer and distributor of gold and jewelry).

AVRAM J. GOLDBERG; AGE 69; CHAIRMAN, THE AVCAR GROUP, LTD. (A MANAGEMENT CONSULTING FIRM).

     Mr. Goldberg has served as a director of the Company since February 1997 and has been Chairman of The AVCAR Group since 1990. From 1958 to 1989, Mr. Goldberg served The Stop & Shop Companies, Inc. (a chain of supermarket and mass retailing stores) in a number of senior executive positions, including Chairman of the Board and Chief Executive Officer from 1985 to 1989. Mr. Goldberg serves as a director of Whole Foods Market, Inc. (a chain of natural foods supermarkets).

KENNETH J. NOVACK; AGE 57; VICE CHAIRMAN OF AMERICAN ONLINE, INC. (A WORLDWIDE INTERACTIVE SERVICES COMPANY), OF COUNSEL TO MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C. (A LAW FIRM) AND CONSULTANT TO THE COMPANY.

     Mr. Novack has served as a director of the Company since March 1998 and as a consultant to the Company since December 1996. In August 1998, he became Vice Chairman of America Online, Inc. and Of Counsel to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., which he joined in 1966 and served as a member until August 1998. Mintz, Levin, Cohn, Ferris Glovsky and Popeo, P.C. has served as outside legal counsel to the Company since 1988, and Mr. Novack also served as outside legal counsel to the Company from 1988 until August 1998. Mr. Novack is a director of Organogenesis Inc. (a biotechnology development company).

STUART B. ROSS; AGE 61; EXECUTIVE VICE PRESIDENT, XEROX CORPORATION (A WORLDWIDE DOCUMENT PROCESSING SERVICING COMPANY); CHAIRMAN AND CHIEF EXECUTIVE OFFICER, XEROX FINANCIAL SERVICES, INC. (A FINANCIAL SERVICES COMPANY).

     Mr. Ross has served as a director of the Company since February 1989. He has served in his present positions with Xerox Corporation and Xerox Financial Services since May 1990. Mr. Ross serves as a director of Hansberger Global Investors, an investment company.

MALCOLM L. SHERMAN; AGE 67; CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER OF THE COMPANY.

     Mr. Sherman has served as Chief Executive Officer of the Company since December 1996, Chairman of the Board since July 1996 and as a director of the Company since May 1995. From February 1993 to July 1996, Mr. Sherman served as a consultant to the Company. He has served since February 1993 as Chairman of the Board of Advisors of the Gordon Brothers companies. He served as Chairman and a director of K.T. Scott, Ltd. (a chain of wallpaper and window treatment stores) from January 1991 to August 1995. Mr. Sherman has had many years of experience in the retail and housewares industries, including service to Zayre Stores (a chain of general merchandise discount stores) in a number of executive capacities, including Chairman from 1982 to 1987, and from 1975 to 1987 service to Zayre Corporation (a group of companies engaged in retail businesses) as its Executive Vice President. Mr. Sherman is a director of Maxwell Shoe Co. (a shoe importer) and One Price Clothing, Inc. (a chain of sportswear stores).

ALAN D. SOLOMONT; AGE 50; CO-CHAIRMAN AND CO-CHIEF EXECUTIVE OFFICER, SOLOMONT BAILIS VENTURES, LLC (A HEALTH SERVICES AND ELDERCARE ORGANIZATION).

     Mr. Solomont has served as a director of the Company since July 1998. He has been Co-Chairman and Co-Chief Executive Officer of Solomont Bailis Ventures, LLC since May 1998. He was the Chairman and Chief Executive Officer of the A.D.S. Group (an eldercare services organization), which he founded in 1984, until December 1996 when that company was sold to the Multicare Companies. He served the Multicare Companies as Vice Chairman from December 1996 to March 1997 and as a consultant from March 1997 to October 1997, when the Multicare Companies were sold to Genesis Health Ventures (an eldercare services company). Mr. Solomont served as a consultant to Genesis Health Ventures through May 1998.

BILL W. SORENSON; AGE 67; CHAIRMAN AND DIRECTOR, MANAGEMENT RESOURCES OF AMERICA, INC. (A MANAGEMENT CONSULTING FIRM); CHAIRMAN AND DIRECTOR, AMERICAN SPORTS PRODUCTS GROUP, INC. (A HOLDING COMPANY WHICH OWNS SPORTS EQUIPMENT MANUFACTURING BUSINESSES).

     Mr. Sorenson has served as a director of the Company since October 1986 and has been Chairman and a director of Management Resources of America, Inc. since January 1986 and was its Chief Executive Officer from January 1986 to May 1994. He has been Chairman and a director of American Sports Products Group, Inc. since May 1994.

HERBERT M. STEIN; AGE 70; CHAIRMAN AND CHIEF EXECUTIVE OFFICER, ORGANOGENESIS INC. (A BIOTECHNOLOGY DEVELOPMENT COMPANY); PRESIDENT, H. M. STEIN & CO., INC. (A FINANCIAL MANAGEMENT FIRM).

     Mr. Herbert Stein has served as a director of the Company since September 1981. He has served as Chairman of Organogenesis Inc. since February 1991 and as its Chief Executive Officer and a director since

1987. Mr. Stein has also served as President of H. M. Stein & Co., Inc. since 1970. He is a director of Apogee Technology (a company engaged in research and development of digital amplification).

COMMITTEES OF BOARD OF DIRECTORS AND MEETING ATTENDANCE

     Audit Committee. The Audit Committee currently consists of three non-employee directors: George W. Carmany, III, Kenneth J. Novack and Herbert M. Stein. The Audit Committee reviews the engagement of the Company's independent auditors. The Audit Committee also reviews the audit fees of the independent auditors and the adequacy of the Company's internal accounting procedures. The Audit Committee met once during Fiscal 1998.

     Compensation Committee. The Compensation Committee currently consists of three non-employee directors: George W. Carmany, III, Michael G. Frieze and Stuart B. Ross. The Compensation Committee reviews, approves and makes recommendations regarding the Company's compensation policies, practices and procedures to ensure that the legal and fiduciary responsibilities of the Board of Directors are carried out and that such policies, practices and procedures contribute to the success of the Company. The Compensation Committee administers the Company's 1984 and 1985 Restricted Stock Plans (collectively, the "1984 and 1985 Plans"), the 1987 Stock Plan (the "1987 Stock Plan") and the 1984 Employee Stock Purchase Plan. The Committee met three times during Fiscal 1998.

     Other Committees. The Executive Committee currently consists of Malcolm L. Sherman, Avram J. Goldberg and Bill W. Sorenson. The Executive Committee has the authority to take all actions that could be taken by the full Board of Directors with certain exceptions. The Executive Committee meets as necessary between regularly scheduled meetings of the Board of Directors to take such action as is advisable for the efficient operation of the Company. The Executive Committee did not meet during Fiscal 1998. The Company does not have a standing nominating committee or any other regular committee.

     Meeting Attendance. During Fiscal 1998, there were six meetings of the Board of Directors, and the various committees of the Board of Directors met a total of five times. All the members of the Board of Directors attended at least 75% of the aggregate of all meetings held by the Board of Directors and the Committees of the Board upon which they served, except for Mr. Sorenson who attended 71%. In addition, from time to time, the members of the Board of Directors and its committees act by unanimous written consent pursuant to Delaware law.

     REQUIRED VOTE FOR APPROVAL -- The affirmative vote of holders of a majority of the issued and outstanding shares of the capital stock of the Company present in person or represented by proxy and entitled to vote at the Meeting is required to elect each director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF EACH PERSON NOMINATED AS A DIRECTOR.

                           COMPENSATION OF DIRECTORS

DIRECTORS' FEES

     Directors of the Company who are not employees receive an annual fee of $10,000, a fee of $1,000 for each Board of Directors' meeting attended, including telephonic meetings, and reimbursement of meeting travel expenses. Such directors also receive a fee of $1,000 for attendance at each meeting of a committee of the Board of Directors, including telephone meetings. Mr. Sherman, an employee director, does not receive additional compensation for serving on the Board of Directors.

DIRECTORS' STOCK OPTIONS

     1988 Directors Stock Option Plan. The 1988 Directors' Stock Option Plan, as amended (the "Directors' Plan") provides for the granting of non-qualified stock options (each, a "Director Option") to purchase Common Stock to non-employee directors of the Company. Under the terms of the Directors' Plan, Director Options are automatically granted to Outside Directors (as defined) at the time they so qualify. An "Outside Director" is a director who is not an employee of the Company or an affiliate of the Company, who has not been so employed within one year before the time of grant, and has been elected as a director by the stockholders of the Company. No Outside Director may be granted more than one Director Option. The option exercise price for each share of Common Stock covered by a Director Option is the fair market value of such share on the date the Director Option is granted. Each Director Option covers that number of shares determined by dividing $100,000 by the fair market value of a share of Common Stock on the date of grant, but in no event may the number of shares subject to such Director Option be greater than 50,000. Each Director Option has a term of ten years from the date of grant, subject to earlier termination as provided in the Directors' Plan.

     Each outstanding Director Option is exercisable at any time and from time to time in accordance with the terms of the Directors' Plan. Shares purchased pursuant to the exercise of any Director Option are subject to repurchase by the Company within three years of the date of grant of the Director Option at the exercise price upon termination of the Outside Director's directorship with the Company as follows: as to all shares so purchased if termination occurs prior to the first anniversary of the date of grant of the Director Option; as to up to two-thirds of the shares purchased pursuant to the Director Option if termination occurs prior to the second such anniversary; and as to up to one-third of the shares purchased pursuant to the Director Option if termination occurs prior to the third such anniversary. The shares cease to be subject to the right of the Company to repurchase them if termination of the directorship is due to the death of the Outside Director or if a change of control (as defined) of the Company occurs at any time before the Outside Director's directorship is terminated.

     1987 Stock Plan. Directors are eligible to receive stock options under the Company's 1987 Stock Plan.

                       COMPENSATION OF EXECUTIVE OFFICERS

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors. This report is submitted by those directors who served on the Compensation Committee in Fiscal 1998. This report includes a discussion of the compensation of Malcolm L. Sherman, the Company's Chief Executive Officer ("CEO"), and the Company's other executive officers who were executive officers in Fiscal 1998, including the persons named in the Summary Compensation Table below (collectively, "Senior Management").

     The Compensation Committee has considered the effect of the limitations on the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), on the Company's compensation policies and practices. Section 162(m) generally disallows a tax deduction by a public company for annual compensation in excess of $1 million paid to its CEO and to any of the Company's four other most highly compensated executives. It is the policy of the Compensation Committee and Board of Directors to seek to preserve tax deductibility of compensation paid to executives unless it determines that regulatory requirements to do so are contrary to the best interests of the Company and its stockholders. Compensation attributable to the exercise of non-qualified stock options under the Company's 1987 Stock Plan is excluded from the limitation on deductible compensation under Section 162(m). Compensation attributable to the Company's 1995 Incentive Plan, more fully described below, including restricted stock issued to Senior Management in fiscal 1995 pursuant to the 1984 and 1985 Plans

(but excluding stock options granted under the 1987 Stock Plan), does not currently qualify for any exception to the Section 162(m) tax deduction limitations and therefore counts against the $1 million limit.

     On December 14, 1998, the Compensation Committee and the Board of Directors jointly reviewed the stock options issued to employees of the Company which had an exercise price higher than the market price of the Company's Common Stock and concluded that such options were not providing the desired incentive. The Compensation Committee and the Board of Directors unanimously approved the grant of replacement stock options to all employees (other than the CEO) holding unexercised stock options under the 1987 Stock Option Plan with an exercise price equal to or greater than $5.00 per share. See the separate Compensation Committee Report below under "-- Repricing of Stock Options" for a detailed description of this grant of replacement stock options.

     CEO COMPENSATION -- The CEO's compensation was negotiated by a Special Committee of the board of directors in fiscal 1996 with the advice of KPMG, who acted as independent compensation consultants to the Company, and was approved by the Compensation Committee in November 1996.

     The CEO's compensation is comprised of an annual salary of $250,000, such bonus as may be determined by the Board of Directors or the Compensation Committee, a stock option to purchase 900,000 shares of Common Stock pursuant to the Company's 1987 Stock Plan and other stock options granted since 1996. In fiscal 1996, KPMG compared the CEO's compensation to that of a peer group consisting of 15 consumer goods companies, some of which were substantially larger and some substantially smaller than the Company. Overall, the CEO's total compensation was at median competitive levels with respect to other recently hired chief executive officers.

     In July 1998, the CEO received a stock option to purchase 100,000 shares of Common Stock. The Compensation Committee made the grant after consultation with KPMG, who provided its opinion that the option was appropriate in view of (i) the performance of the Company over the preceding year and (ii) the CEO's compensation package. No bonus was awarded for Fiscal 1998.

     SENIOR MANAGEMENT COMPENSATION -- GENERAL -- Compensation in Fiscal 1998 for Senior Management was based upon the Company's 1995 Incentive Compensation Plan for Executive Employees, as amended (the "1995 Incentive Plan"), for each named executive officer. The purpose of the 1995 Incentive Plan is to enable the Company and its subsidiaries to attract and retain highly qualified executive management and to motivate such individuals by providing competitive total compensation based partly on their performance and partly on the performance of the Company. The 1995 Incentive Plan provides for compensation consisting of base salary, bonuses, restricted stock (granted in fiscal 1995 through May 1997) and option grants based on the Company's performance and the participating executive's individual performance and contribution to the achievement of Company objectives.

     The structure of the 1995 Incentive Plan was originally proposed by Towers Perrin, an independent compensation consulting firm retained by the Compensation Committee. In February 1997, the Compensation Committee replaced the cash bonus component of the 1995 Incentive Plan with a cash incentive plan (the "Cash Bonus Plan") based upon the Company's operating budget as approved by the Board of Directors. The 1995 Incentive Plan was further modified in fiscal 1997 based upon the recommendations made to the Compensation Committee by Coopers & Lybrand, L.L.P. ("Coopers & Lybrand"), an independent executive compensation consulting firm, after comparing the 1995 Incentive Plan against published survey data representing an average of 300 companies in similar industries and/or of comparable revenue size. As modified, the 1995 Incentive Plan provided that no further grants of restricted stock would be made, that stock option grants would be at the discretion of the Compensation Committee rather than the formula originally included in the plan and that deferred compensation would be limited to a participant's bonus and up to 20% of base salary and be solely invested in interest bearing accounts.

     Target bonus amounts for participating executives remained the same for Fiscal 1998 as those which had been in place for fiscal 1997. The Cash Bonus Plan provides for payment of a participating executive's target bonus for a fiscal year as follows: If the budgeted profit (as defined) is fully achieved, then 60% of the target bonus will be paid; for every variance of 5% above or below budgeted profit, payment is increased or decreased, as the case may be, by one-third of this portion of the target bonus, with no upper limit in the bonus earned from achievement of profit in excess of the budgeted profit and no target bonus payable at 85% or less of budgeted profit. The remaining 40% of the target bonus will be payable only if actual achieved profit exceeds 85% of budgeted profit, and then up to a maximum of 20% due to the successful accomplishment of goals and objectives specific to the individual, with the remaining 20% to be at the discretion of the CEO.

     FISCAL 1998 TOTAL REMUNERATION -- Total remuneration for Senior Management is comprised of their base salary and stock options, more fully described below in "Long-Term Incentive Awards."

     FISCAL 1998 CASH COMPENSATION -- In July 1998, the Compensation Committee approved the following increases in base salary upon the recommendation of the CEO, which reflected his evaluation of job responsibilities and performance: Mr. DeNovellis' base salary was increased by $10,000, and Mr. Weinstein's base salary was also increased by $10,000. No bonuses were paid for Fiscal 1998 to Senior Management.

     LONG-TERM INCENTIVE AWARDS -- The Compensation Committee approved the grant to Senior Management for Fiscal 1998 of stock options reflected in the tables that follow pursuant to the 1987 Stock Plan. Each option granted under the 1987 Stock Plan is referred to as an "Option." Such grants were made by the Compensation Committee based upon the recommendation of the CEO after his evaluation of the grantee's job responsibilities and performance. Option grants provide the right to purchase shares of Common Stock at the fair market value (as defined) on the date of grant. Each Option for Fiscal 1998 for Senior Management becomes exercisable immediately but is subject to repurchase rights of the Company which lapse over three years from the date of grant of the Option or upon the executive's death or disability (as defined), upon a change of control (as defined), or in accordance with the terms of Senior Management's employment agreements, more fully described in "--Employment, Termination of Employment and Change of Control Arrangements" below.

     The tables below and the accompanying footnotes reflect the decisions covered by the above discussion.

                             GEORGE W. CARMANY, III
                               MICHAEL G. FRIEZE
                               AVRAM J. GOLDBERG
                                 STUART B. ROSS
                                BILL W. SORENSON

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS -- Mr. Frieze, who has served on the Compensation Committee since May 12, 1998, is an executive officer of the several Gordon Brothers companies. Malcolm L. Sherman is Chairman of the Board of Advisors of the several Gordon Brothers companies.

PERFORMANCE GRAPH

     The following table compares the total shareholder return to the Company's Common Stock with the Standard & Poors 500 Index and the Dow Jones Consumer Non-Cyclical Index for a period of five years and assumes $100 was invested on December 31, 1993. Total return assumes that dividends, if any, were reinvested. The stock performance in the table below is not necessarily indicative of future price performance.

                                                    EKCO GROUP, INC.                S & P 500           DJ CONSUMER, NON-CYCLICAL
                                                    ----------------                ---------           -------------------------
12/31/93                                                   100                         100                         100
12/31/94                                                    93                         101                         108
12/31/95                                                    87                         139                         150
12/31/96                                                    65                         171                         191
12/31/97                                                   115                         228                         242
12/31/98                                                    56                         293                         307

SUMMARY COMPENSATION TABLE

     The following Summary Compensation Table includes individual compensation information for the Company's CEO and each of the four other most highly compensated executive officers of the Company in Fiscal 1998 who were serving as executive officers at the end of Fiscal 1998 (collectively, the "Named Executive Officers") for services rendered in all capacities to the Company during the last three fiscal years:

                                           ANNUAL                         LONG TERM
                                        COMPENSATION                 COMPENSATION AWARDS
                                       ---------------   -------------------------------------------
                                                         RESTRICTED     SECURITIES       ALL OTHER
           NAME AND                                        STOCK        UNDERLYING         ANNUAL
          PRINCIPAL                    SALARY    BONUS    AWARD(S)     OPTIONS/SARS     COMPENSATION
         POSITION(S)            YEAR   ($)(1)     ($)    ($)(2)(3)       (#)(2)(4)         ($)(5)
         -----------            ----   -------   -----   ----------    ------------     ------------
Malcolm L. Sherman............  1998   250,000      --         --     100,000              15,667
Chairman and Chief Executive    1997   250,000      --         --     110,000              23,674
Officer                         1996    18,108      --         --     900,000/100,000      76,612

Stuart W. Cohen...............  1998   182,300      --         --      12,961               6,113
Vice President, Strategic       1997   182,300      --         --       6,424              14,148
Planning and Business           1996   182,300      --         --      12,847*              5,127
Development

Donato A. DeNovellis..........  1998   254,655      --         --      69,368              17,654
Executive Vice President,                                              35,000*
Finance & Administration        1997   236,615      --         --     122,269              28,480
and Chief Financial Officer     1996   207,000   6,297     21,739      24,538*/100,000     22,609

Brian R. McQuesten............  1998   135,200      --         --      23,468              21,071
Vice President and Controller                                           5,000*
                                1997   131,969      --         --       4,131              59,621
                                1996   113,700   2,843     18,256       8,262*             14,514

Jeffrey A. Weinstein..........  1998   254,815      --         --      70,419              18,349
Executive Vice President                                               15,000*
and President, EKCO             1997   244,507      --         --      63,246              28,916
International, Inc.             1996   219,600   7,320     16,248      16,491*/50,000      23,178

---------------

  * These options were repriced on December 14, 1998 as more fully described in Footnote 4 below.

(1) The amounts shown include the individual's before-tax contributions to the Company's 401(k) retirement plan.

(2) Pursuant to the Company's Series A Junior Participating Preferred Stock Purchase Rights Plan, with each share of Common Stock issued, including shares of Common Stock issued in connection with a compensation plan, a right to purchase one one-hundredth of a share of the Company's Series A Junior Participating Preferred Stock will be issued. Such rights are not currently exercisable.

(3) On January 3, 1999, the number of shares listed below were held in escrow pursuant to the terms of the 1984 and 1985 Plans for each named purchaser. The shares are valued as of December 31, 1998 (the last business day of Fiscal 1998) at $3.75 per share (net of consideration paid).

                                                              NO. OF   MARKET VALUE
                                                              SHARES   AT 12/31/98
                                                              ------   ------------
     Stuart W. Cohen........................................  16,366     $ 59,736
     Donato A. DeNovellis...................................  38,102      139,073
     Brian R. McQuesten.....................................  14,742       53,809
     Jeffrey A. Weinstein...................................  29,290      106,909

     The foregoing number of shares of Mr. Cohen, 35,080 shares of Mr. DeNovellis, 12,080 shares of Mr. McQuesten and 26,900 shares of Mr. Weinstein are apportioned into five blocks ("Performance Blocks"), with each identified with a fiscal year of a 5-year period beginning with fiscal 1995 and ending with fiscal 1999, under the 1995 Incentive Plan and the individual restricted stock purchase agreements. Restrictions on disposition on shares in each Performance Block lapse either (i) if the specified Target Return on Capital (as defined) for the performance of the Company for the designated fiscal year for the Performance Block is achieved, then at the rate of 20% per year on each of the first, second, third, fourth and fifth anniversaries of the closing date (as defined) for each full year of employment following the later to occur of (a) January 1 of the year designated for the Performance Block or (b) the closing date for the shares in such Performance Block; (ii) upon the purchaser's death, disability (as defined); (iii) upon a change of control (as defined); or
     (iv) upon specified continued service with the Company. The restrictions on disposition also lapse in accordance with the terms of Senior Management's employment agreements, more fully described in "--Employment, Termination of Employment and Change of Control Arrangements" below.

     The remaining shares of restricted stock are held in escrow as a result of the election made by Mr. DeNovellis, Mr. McQuesten and Mr. Weinstein to defer all or a portion of their increases in salary for fiscal 1995 in accordance with the terms of the 1995 Incentive Plan. Restrictions on disposition of such shares lapse in accordance with the terms of the 1995 Plan at the rate of 20% per year on each of the first, second, third, fourth and fifth anniversaries of the closing date (as defined), provided that the purchaser is at each such anniversary date an employee or director of the Company, upon the purchaser's death or disability (as defined) or upon a change of control (as defined).

(4) Options to purchase the number of shares shown were granted pursuant to the 1987 Stock Plan. All Options with an exercise price equal to or greater than $5.00 per share (except for the Option to the CEO) were replaced with stock options to purchase at $3.875 (the market price on the December 14, 1998 repricing date) that number of shares of Common Stock determined by the following formula: Multiplying the number of shares which may be exercised by a fraction, the numerator of which was $3.875 and the denominator of which was the exercise price of the applicable eligible option.

(5) The amounts shown for Fiscal 1998 consist of (i) the sum of the economic benefit to each of the following persons for split dollar life insurance coverage plus the difference between the premiums paid in 1998 and the present value of the recoverable premium as follows: Mr. DeNovellis, $11,519; Mr. McQuesten, $5,934; and Mr. Weinstein, $11,875 (Mr. Sherman and Mr. Cohen did not have such coverage); (ii) automobile allowances to Mr. Sherman and Mr. McQuesten of $9,600 each (Mr. DeNovellis and Mr. Weinstein have the use of Company-owned automobiles instead of automobile allowances, and Mr. Cohen does not have such an allowance); (iii) the value of shares of ESOP Preferred Stock and Common Stock allocated to the account of each person for the first three quarters of ESOP plan year 1998 pursuant to the ESOP, as follows: Mr. Sherman, $1,322; Mr. Cohen, $1,332; Mr. DeNovellis, $1,337; Mr. McQuesten, $1,207; and Mr. Weinstein, $1,411; and the amount of the cash contribution allocated to the account of each person for the fourth quarter of ESOP plan year 1998 (in lieu of shares of stock after the Company's December 14, 1998 repurchase of all unallocated shares held by the ESOP, more fully described below in "Certain Relationships and Related Transactions") as follows: Mr. Sherman, $4,745; Mr. Cohen, $4,781; Mr. DeNovellis, $4,798; Mr. McQuesten, $4,330; and Mr. Weinstein, $5,063.

     OPTION GRANTS TABLE

     The following table sets forth information as to option grants made by the Company during Fiscal 1998 to the Named Executive Officers pursuant to the 1987 Stock Plan:

                              NUMBER OF        % OF TOTAL
                              SECURITIES        OPTIONS
                              UNDERLYING       GRANTED TO                                         GRANT DATE
                               OPTIONS         EMPLOYEES        EXERCISE PRICE     EXPIRATION       PRESENT
            NAME              (#)(1)(2)      IN FISCAL YEAR         ($/SH)            DATE        VALUE($)(3)
            ----              ----------     --------------     --------------     ----------     -----------
Malcolm L. Sherman..........   100,000            14.2%             7.8438          07-28-08        479,038

Stuart W. Cohen.............     4,577             1.8%             3.8750          07-12-05         11,366
                                 8,384                              3.8750          03-06-06         20,820

Donato A. DeNovellis........    11,553             9.9%             3.8750          08-14-03         28,690
                                10,248                              3.8750          02-25-04         25,449
                                14,628                              3.8750          02-03-05         36,326
                                16,014                              3.8750          03-06-06         39,768
                                 7,045                              3.8750          02-10-08         17,495
                                 9,880                              3.8750          07-28-08         24,535
                                15,000*            9.7%*            8.2500*         02-10-08*        77,637*
                                20,000*                             7.8438*         07-28-08*        95,808*

Brian R. McQuesten..........     3,658             3.3%             3.8750          02-13-02          9,084
                                 3,425                              3.8750          02-19-03          8,505
                                 4,355                              3.8750          02-25-04         10,815
                                 4,168                              3.8750          02-03-05         10,350
                                 5,392                              3.8750          03-06-06         13,390
                                 2,470                              3.8750          07-28-08          6,134
                                 5,000*            1.4%*            7.8438*         07-28-08*        23,952*

Jeffrey A. Weinstein........    10,590            10.0%             3.8750          02-13-02         26,298
                                20,552                              3.8750          02-19-03         51,037
                                11,273                              3.8750          02-25-04         27,994
                                 9,831                              3.8750          02-03-05         24,413
                                10,763                              3.8750          03-06-06         26,728
                                 7,410                              3.8750          07-28-08         18,401
                                15,000*            4.1%*            7.8438*         07-28-08*        71,856*

---------------

  * These options were repriced on December 14, 1998 as more fully described in Footnote 2 below and the percentage of total options granted to employees in the fiscal year was calculated on the number of shares granted prior to the occurrence of the repricing.

(1) All of the foregoing Options were granted pursuant to the 1987 Stock Plan and individual option agreements. The exercise price of each Option (which is equal to the fair market value (as defined) of the Common Stock on the date of grant) is subject to adjustment for stock splits or dividends, combinations, recapitalizations or similar transactions. The Options are exercisable at any time and from time to time in accordance with the terms of the individual option agreements. Shares of Common Stock purchased pursuant to the exercise of options are subject to repurchase by the Company within three years of the date of grant of the option at the option exercise price upon the termination of the employee's employment with the Company as follows: as to all shares so purchased if such termination occurs prior to the first anniversary of the date of grant of the option; as to up to two-thirds of the shares which may be purchased pursuant to the option if termination occurs prior to the second such anniversary; and as to up to one-third of the shares which may be purchased pursuant to the option if termination occurs prior to the third such anniversary. The following number of shares were subject to repurchase by the Company at the end of Fiscal 1998: Mr. Sherman, 100,000 shares; Mr. Cohen, 7,078 shares; Mr. DeNovellis, 30,452 shares; Mr. McQuesten, 7,021 shares; and Mr. Weinstein, 16,495 shares. Shares of Common Stock purchased upon the exercise of such Options cease to be subject to the right of the Company to purchase them if termination of employment is due to the death or disability (as defined) of the employee, or if a change of control (as defined) of the Company occurs at any time before the employee's employment is terminated or as otherwise provided in the executive's Employment Agreement.

(2) All Options (except for the Options of Malcolm L. Sherman, CEO) with an exercise price equal to or greater than $5.00 per share were replaced with stock options to purchase at $3.875 (the market price on the December 14, 1998 repricing date) that number of shares of Common Stock determined by the following formula: Multiplying the number of shares subject to the option by a fraction, the numerator of which was $3.875 and the denominator of which was the exercise price of the applicable eligible option, rounded to the next whole number.

(3) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the Option is exercised, so there is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model. Estimated values under the model are based upon the following assumptions: stock price volatility of 0.58, future dividend yield of -0-, and risk-free interest rates of 4.53%, 4.54%, 4.55% and 4.56%, based on the 1, 2, 3 and 5-year strip yields of U.S. Treasury Securities at January 3, 1999. It was also assumed that the Options have a weighted average expected life of seven years based on the agreements described in
    Note 1 above and historical data with respect to exercises of Options.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The table below sets forth information as to shares acquired upon exercise of options as well as the number of securities underlying stock options granted pursuant to the 1987 Stock Plan and, for the CEO when he was an outside director, the Directors' Plan, and the value of such securities as of December 31, 1998 (the last business day of Fiscal 1998) with respect to the Named Executive Officers.

                                                                            NUMBER OF
                                                                            SECURITIES         VALUE OF
                                                                            UNDERLYING       UNEXERCISED
                                                                           UNEXERCISED       IN-THE-MONEY
                                                                             OPTIONS           OPTIONS
                                     SHARES ACQUIRED        VALUE          AT FY-END(#)     AT FY-END ($)
               NAME                  ON EXERCISE(#)     REALIZED($)(1)    EXERCISABLE(2)    EXERCISABLE(3)
               ----                  ---------------    --------------    --------------    --------------
Malcolm L. Sherman.................           --                --          1,126,162              -0-
Stuart W. Cohen....................           --                --             19,385              -0-
Donato A. DeNovellis...............           --                --            191,637              -0-
Brian R. McQuesten.................       80,000           422,525             36,099           10,094
Jeffrey A. Weinstein...............      170,000           848,198            155,655           26,125

---------------
(1) The net value realized on exercise of stock options is calculated by subtracting the exercise price from the market value of the Common Stock as of the exercise dates. Market value is based on the closing prices of Common Stock on the NYSE on the dates of exercise as reported by The Wall Street Journal as of such dates as follows as to Mr. McQuesten and Mr. Weinstein, respectively: $7.9375 on February 13,

    1998 as to 10,000 and 20,000 shares, respectively; $8.00 on February 17, 1998 as to 8,500 and 16,500 shares, respectively; $7.688 on May 5, 1998 as to 11,700 and 20,000 shares, respectively; $8.375 on May 6, 1998 as to 19,800 and 23,500 shares, respectively; and $7.875 on July 23, 1998 as to 30,000 and 90,000 shares, respectively.

(2) Includes the following number of shares of Common Stock subject to repurchase by the Company under the 1987 Stock Plan as of January 3, 1999:
    Mr. Sherman, 100,000 shares; Mr. Cohen, 7,078 shares; Mr. DeNovellis, 30,452 shares; Mr. McQuesten, 7,021 shares; and Mr. Weinstein, 16,495 shares.

(3) Based upon the $3.75 closing price of the Common Stock on December 31, 1998 as reported by The Wall Street Journal. Each option has an exercise price equal to the fair market value of the Common Stock on the date of grant.

REPRICING OF STOCK OPTIONS

     Compensation Committee Report. On December 14, 1998, the Compensation Committee and the Board of Directors jointly reviewed the stock options issued to employees of the Company which had an exercise price higher than the market price of the Company's Common Stock and concluded that such options were not providing the desired incentive. The Compensation Committee and the Board of Directors unanimously approved the grant to all employees (other than the CEO) holding unexercised stock options under the 1987 Stock Option Plan with an exercise price equal to or greater than $5.00 per share replacement stock options to purchase at the current market price that number of shares of Common Stock determined by multiplying the number of shares subject to the eligible option by a fraction, the numerator of which was $3.875 (the December 14, 1998 market price) and the denominator of which was the exercise price of the applicable eligible option. No changes were made to the vesting schedule of the options as originally granted, other than precluding the employees from exercising such options for a period of six months from December 14, 1998, except in the event of death, permanent and total disability, retirement or, if the employee's option agreement or employment agreement or other agreement so specified, change of control (as defined). As a result of this grant, options to purchase 1,170,713 shares of Common Stock were exchanged for options to purchase 592,236 shares of Common Stock.

GEORGE W. CARMANY, III              MICHAEL G. FRIEZE             STUART B. ROSS

     Ten Year Option Repricing Table. The table below sets forth certain information concerning the repricing of stock options held by any executive officer of the Company which occurred on December 14, 1998:

                           TEN-YEAR OPTION REPRICINGS

                                                                                                                    LENGTH OF
                                                                                                                     ORIGINAL
                                                NO. OF                                                                OPTION
                                              SECURITIES    MARKET PRICE       EXERCISE                                TERM
                                              UNDERLYING      OF STOCK         PRICE AT       NEW        NO. OF     REMAINING
                                               OPTIONS       AT TIME OF        TIME OF      EXERCISE    REPRICED    AT DATE OF
              NAME                   DATE      REPRICED    REPRICING($)(1)   REPRICING($)   PRICE($)   OPTIONS(2)   REPRICING
              ----                 --------   ----------   ---------------   ------------   --------   ----------   ----------
Malcolm L. Sherman...............        --         --             --               --          --           --             --
Chairman and Chief Executive
Officer

Donato A. DeNovellis.............  12-14-98     30,000          3.875          10.0625       3.875       11,553      56 Months
Executive Vice President,          12-14-98     20,000          3.875           7.5625       3.875       10,248      62 Months
Finance and Administration,        12-14-98     24,538          3.875           6.5000       3.875       14,628      74 Months
and Chief Financial Officer        12-14-98     24,538          3.875           5.9375       3.875       16,014      86 Months
                                   12-14-98     15,000          3.875           8.2500       3.875        7,045     110 Months
                                   12-14-98     20,000          3.875           7.8438       3.875        9,880     115 Months

Jeffrey A. Weinstein.............  12-14-98     27,500          3.875          10.0625       3.875       10,590      38 Months
Executive Vice President and       12-14-98     60,000          3.875          11.3125       3.875       20,552      50 Months
President and Managing Director,   12-14-98     22,000          3.875           7.5625       3.875       11,273      62 Months
EKCO International, Inc.           12-14-98     16,491          3.875           6.5000       3.875        9,831      74 Months
                                   12-14-98     16,491          3.875           5.9375       3.875       10,763      86 Months
                                   12-14-98     15,000          3.875           7.8438       3.875        7,410     115 Months

J. Jay Althoff...................  12-14-98     15,000          3.875           8.1875       3.875        7,099     106 Months
Vice President, General Counsel
and Secretary

Stuart W. Cohen..................  12-14-98      7,161          3.875           6.0625       3.875        4,577      79 Months
Vice President, Strategic          12-14-98     12,847          3.875           5.9375       3.875        8,384      86 Months
Planning and Business Development


Brian R. McQuesten...............  12-14-98      9,500          3.875          10.0625       3.875        3,658      38 Months
Vice President and Controller      12-14-98     10,000          3.875          11.3125       3.875        3,425      50 Months
                                   12-14-98      8,500          3.875           7.5625       3.875        4,355      62 Months
                                   12-14-98      6,992          3.875           6.5000       3.875        4,168      74 Months
                                   12-14-98      8,262          3.875           5.9375       3.875        5,392      86 Months
                                   12-14-98      5,000          3.875           7.8438       3.875        2,470     115 Months

---------------
(1) The shares are valued at $3.875 per share in accordance with the terms of the 1987 Stock Option Plan.

(2) All Options (except for the Options of Malcolm L. Sherman, CEO) with an exercise price equal to or greater than $5.00 per share were replaced with stock options to purchase at $3.875 (the market price on the December 14, 1998 repricing date) that number of shares of Common Stock determined by the following formula: Multiplying the number of shares subject to the option by a fraction, the numerator of which was $3.875 and the denominator of which was the exercise price of the applicable eligible option, rounded to the next whole number.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     In July 1992, the Company adopted the Supplemental Executive Retirement Plan (the "SERP"). The SERP is a retirement plan which uses a defined benefit formula to provide for lump sum payments to be made upon retirement, termination of employment, death or disability, to certain officers designated by the Board of Directors, as more fully described below. The SERP is not qualified under
Section 401(a) of the Code.

     Each lump sum payment to a participant in the SERP is calculated in order to equal the actuarial equivalent of a lifetime pension. The amount of a participant's payment under the SERP is generally determined by multiplying an amount designated by the Compensation Committee with respect to such participant by such participant's years of credited service (as defined). Certain additional payments are payable to a participant under the SERP if his employment with the Company terminates within three years of a change in control (as defined) and under certain other circumstances specified in the SERP. A participant's benefits under the SERP vest at 20% per year beginning upon the attainment of five years of credited service (as defined), becoming fully vested upon the attainment of ten years of such credited service; notwithstanding the foregoing, upon a change in control (as defined) of the Company, all participants shall become 100% vested in their benefits in the SERP, and if such participant's employment with the Company terminates within three years after such change in control, a lump sum payment of SERP benefits shall be made to such participant.

     The estimated lump sum payments payable under the SERP to the Named Executive Officer-participants upon each such Named Executive Officer's respective normal retirement date (as defined) will be the actuarial equivalent of an annual payment of the following amounts: Mr. DeNovellis, $41,782 per annum; Mr. McQuesten, $25,075 per annum; and Mr. Weinstein, $47,151 per annum. Mr. Cohen and Mr. Sherman have not participated in the SERP.

EMPLOYMENT, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     The Company has employment agreements (collectively, "Employment Agreements") with its CEO and Senior Management, as well as with other executives and management personnel. The Employment Agreements provide for certain fringe benefits, including life insurance, participation in certain benefit plans of the Company, certain medical expenses, the use of an automobile provided by the Company in the case of Mr. DeNovellis and Mr. Weinstein and automobile allowances in the case of Mr. Sherman and Mr. McQuesten.

     The Employment Agreement of Malcolm L. Sherman began on December 4, 1996 and will continue until terminated by Mr. Sherman or the Company for any reason. The Employment Agreement provides for salary at the annual rate of $250,000, such bonus as may be determined by the Board of Directors or the Compensation Committee and a stock option covering 900,000 shares of Common Stock pursuant to the 1987 Stock Option Plan, all of which shares have vested and are presently exercisable. The Employment Agreement includes a covenant against competition with the Company extending for a period of 36 months after termination for any reason and provides for a gross up payment (as defined) ("gross up payment") if any payment received by him (or his estate) as a result of such termination is subject to the excise tax imposed by Section 4999 of the Code. The Employment Agreement was amended in February 1999 to provide for the unconditional, unencumbered and free right, title and interest in all shares of stock of the Company which were granted, sold or optioned (subject to his (or his estate's) obligation to pay the option exercise price to the extent not theretofore paid) to him by the Company ("Stock Rights") immediately upon the occurrence of any of the following events: (1) a change of control (as defined) while employed by the Company; (2) an event of constructive termination (as defined) or termination by the Company of his employment without good cause (as defined) following a change of control; (3) termination of employment as result of death; or (4) termination of employment as a result of permanent and total disability.

     The Employment Agreements with Mr. DeNovellis, Mr. McQuesten and Mr. Weinstein were amended and restated effective May 25, 1995 and the Employment Agreement with Mr. Cohen was implemented as of June 12, 1995 (collectively, as amended, the "1995 Employment Agreements"). The 1995 Employment Agreements currently provide for base salaries of $182,300, $260,000, $135,200 and $260,000 for Mr. Cohen, Mr. DeNovellis, Mr. McQuesten and Mr. Weinstein, respectively, and provide for increases as determined by the Board of Directors or the Compensation Committee based on performance reviews performed at least annually. The term of each of the 1995 Employment Agreements will continue until terminated by the executive or the Company. In the event of the total and permanent disability of such executive, the 1995 Employment Agreements provide for salary and benefit coverage continuation for 36 months (as to Mr.

DeNovellis and Mr. Weinstein) and 12 months (as to Mr. Cohen and Mr. McQuesten), and outplacement benefits. In the event of such executive's death, the executive's estate shall receive a lump sum payment of one year's salary in addition to payment received under the Company's group life insurance plan. In the event of the executive's death or total and permanent disability, the executive's estate in the case of death or the executive in the case of such disability shall immediately have Stock Rights to all shares of stock of the Company held by the executive at any time prior to the executive's death or disability. The 1995 Employment Agreements provide that if employment of the executive is terminated by the Company without good cause prior to a change of control of the Company, or in the case of Mr. Weinstein if he notifies the Company of his termination of employment within 90 days after the Company proposes to relocate him without his consent, the Company is obligated to pay the executive a lump sum in cash (the "Lump Sum Payment Amount") equal to (i) the executive's then current salary, plus (ii) the maximum payable to him under all specified compensation bonus plans and arrangements for the fiscal year in which the termination occurs (subject to certain adjustments), plus (iii) an amount equal to the value of the securities, cash or other property allocated to the executive's account in the ESOP for the fiscal year preceding the fiscal year in which the termination occurs, in addition to any distribution from the ESOP to which the executive may be entitled, multiplied (iv) in the case of Mr. DeNovellis and Mr. Weinstein, by two, and in the case of Mr. Cohen and Mr. McQuesten, by one. In addition, the executive shall be entitled to benefit coverage continuation until the earlier of either his full-time employment by a third party or, as to Mr. DeNovellis and Mr. Weinstein, two years, and as to Mr. Cohen and Mr. McQuesten, one year, following such termination, as well as outplacement benefits. Following such termination, certain automobile benefits are provided to Mr. Weinstein and Mr. DeNovellis for a period of two years, and each of the above-named executives shall have Stock Rights to all shares of stock of the Company held by the executive at any time prior to such termination. In addition, each of the above-named executives shall be entitled to receive a gross-up payment if any payment received by him (or his estate) as a result of such termination is subject to the excise tax imposed by Section 4999 of the Code. Immediately upon a change of control while the executive is employed by the Company and without regard to whether or not the executive's employment is terminated, the 1995 Employment Agreements provide that the executive shall immediately have Stock Rights to all shares of stock of the Company held by the executive at any time prior to the change of control. Following a change of control and upon an event of constructive termination or termination of the executive's employment by the Company without good cause or if the executive elects to terminate his 1995 Employment Agreement after 6 months but within 24 months of the occurrence of a change of control of the Company (unless such change of control was approved by the resolution of the Company's board of directors with at least two-thirds of the directors serving as of May 25, 1995 (or June 12, 1995 for Mr. Cohen) voting in favor), the 1995 Employment Agreements of Mr. DeNovellis and Mr. Weinstein require that the Company pay each such executive three times his respective Lump Sum Payment Amount (two times as to Mr. Cohen and Mr. McQuesten), as well as Stock Rights to shares of the Company's stock described above immediately upon such constructive termination, and provide benefit coverage continuation for a period of three years for Mr. DeNovellis and Mr. Weinstein and two years for Mr. Cohen and Mr. McQuesten, outplacement benefits and, with respect to Mr. DeNovellis and Mr. Weinstein, automobile benefits for a period of three years. In addition, each executive shall be entitled to receive a gross-up payment in certain circumstances. The 1995 Employment Agreements of Mr. DeNovellis, Mr. McQuesten and Mr. Weinstein provide that in order to assure prompt payment of amounts due upon termination and as necessary to secure the Company's obligations under any stock appreciation rights plan or other equity-linked plan (excluding stock options, restricted stock subject to repurchase rights, or any equity plan which gives the executive ownership of shares), the Company has agreed to keep in place irrevocable letters of credit in amounts equal to at least four times the annual salary of Mr. DeNovellis and Mr. Weinstein and two and one-half times as to Mr. McQuesten. Each of the 1995 Employment Agreements includes a covenant against competition with the Company after termination for any reason extending for a period of 24 months as to Mr. DeNovellis and Mr. Weinstein and 12 months as to Mr. Cohen and Mr. McQuesten.

401(k) RETIREMENT PLAN

     The Company sponsors a plan which permits employees to defer compensation to the extent permitted by Section 401(k) of the Code (the "401(k) Plan"). The 401(k) Plan permits, but does not require discretionary contributions by the Company. Other than the employee deferred compensation, the Company made no contributions to the 401(k) Plan in Fiscal 1998.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ESOP LOANS; REPURCHASE OF SERIES B ESOP PREFERRED STOCK AND COMMON STOCK FROM
ESOP

     The Company loaned $6.9 million to the ESOP since fiscal 1989 to purchase an aggregate of 1.8 million shares of ESOP Preferred Stock and 1 million shares of Common Stock. As of December 31, 1998, ESOP plan year-end, the Company repurchased 127,109 shares of ESOP Preferred Stock and 593,359 shares of Common Stock held by the ESOP and not allocated to the accounts of participants (which amounted to approximately 34.5% of the shares held by the ESOP and 3.6% of all then-outstanding shares of the Company) in exchange for forgiveness of the remaining loan from the Company to the ESOP of approximately $3.2 million.

CERTAIN BUSINESS RELATIONSHIPS

LEGAL COUNSEL

     Kenneth J. Novack, a director of and consultant to the Company, served as a member of the law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. during Fiscal 1998 until August 1998, when he became Of Counsel to the firm. The firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. has served as outside legal counsel to the Company since 1988, and Mr. Novack also served as outside legal counsel to the Company from 1988 until August 1998.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires directors, executive officers and persons who beneficially own more than 10% of the Company's equity securities to file with the Securities and Exchange Commission (the "Commission") initial reports of ownership and reports of changes in ownership of the Company's stock with the Commission and the New York Stock Exchange. These reporting persons are required by regulations of the Commission to furnish the Company with copies of all
Section 16(a) forms they file.

     Based solely on a review of the forms furnished to the Company and written representations from the reporting persons, the Company believes that all
Section 16(a) filing requirements applicable to its executive officers and directors were complied with during Fiscal 1998, except, through oversight, two transactions on Form 4 to report open market purchases made in February and October 1998 by Michael G. Frieze, a director. A Form 5 filed in February 1999 covered these transactions.

                    STOCKHOLDER PROPOSALS AND OTHER MATTERS

     Under Rule 14a-8 promulgated under the Exchange Act, shareholders of the Company may present proper proposals for inclusion in the Company's proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals to the Company in a timely manner. In order to be considered for inclusion in the proxy statement distributed to stockholders prior to the annual meeting in the year 2000, a stockholder proposal must be received by the Company no later than December 4, 1999 and must otherwise comply with the requirements of Rule 14a-8. In order to be considered for presentation at the annual meeting of stockholders in the year 2000, although not included in the proxy statement, a stockholder proposal must comply with the requirements of the Company's by-laws and be received by the Company (i) with respect to a nomination for election as a director, by no later than March 25, 2000, and (ii) with respect to all other proposals, by no later than 60 days prior to the date of such meeting. Stockholder proposals should be delivered in writing to J. Jay Althoff, Secretary, EKCO Group, Inc., 98 Spit Brook Road, Suite 102, Nashua, New Hampshire 03062. A copy of the Company's by-laws may be obtained from the Company upon written request to Mr. Althoff.

     The Board of Directors does not know of any other business to be acted upon at the Annual Meeting other than that which is explained in this Proxy Statement. If any other business calling for a vote of the stockholders is properly presented at the Annual Meeting, the persons holding the proxies will vote your shares in accordance with their best judgment on such matters.

     In order that your shares may be represented if you do not plan to attend the Annual Meeting, and in order to assure the required quorum, please fill out, sign, date and return your proxy promptly.

                                            By Order of the Board of Directors

                                            J. JAY ALTHOFF
                                            Secretary

Dated: March 31, 1999

     THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 3, 1999 (OTHER THAN THE EXHIBITS THERETO) FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WHICH PROVIDES ADDITIONAL INFORMATION ABOUT THE COMPANY, IS AVAILABLE TO BENEFICIAL HOLDERS OF THE COMMON STOCK AND ESOP PREFERRED STOCK WITHOUT CHARGE UPON WRITTEN REQUEST TO DONATO A. DENOVELLIS, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, EKCO GROUP, INC., 98 SPIT BROOK ROAD, SUITE 102, NASHUA, NEW HAMPSHIRE 03062.

                                                                        Appendix

                                EKCO GROUP, INC.
                          98 Spit Brook Road, Suite 102
                           Nashua, New Hampshire 03062

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                    -----------------------------------------
              FOR THE ANNUAL MEETING OF STOCKHOLDERS, MAY 25, 1999
              ----------------------------------------------------


     The undersigned stockholder hereby appoints MALCOLM L. SHERMAN and J. JAY ALTHOFF, and each of them, as attorneys-in-fact and proxies of the undersigned, with full power of substitution, to vote all shares of capital stock of EKCO Group, Inc. standing in the name of the undersigned on March 26, 1999 at the Annual Meeting of Stockholders to be held May 25, 1999 at Fleet Bank of Massachusetts, N.A., 75 State Street, Eighth Floor Conference Center, Boston, Massachusetts, at 9:30 a.m., local time, and all adjournments thereof, for the election of directors as set forth on the reverse side and more fully described in the accompanying Proxy Statement.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF MANAGEMENT'S NOMINEES FOR DIRECTOR. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, WHICH RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

     PLEASE MARK THIS PROXY, DATE AND SIGN IT ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

[ X ]     Please mark your votes as in this example.



(1)  ELECTION OF      FOR ALL NOMINEES            WITHHOLD                           NOMINEES:  George W. Carmany, III
     DIRECTORS        LISTED TO THE RIGHT         AUTHORITY                                     Michael G. Frieze
                      (EXCEPT AS MARKED           TO VOTE FOR ALL NOMINEES                      Avram J. Goldberg
                      TO THE CONTRARY).           LISTED TO THE RIGHT.                          Kenneth J. Novack
                      [ ]                         [ ]                                           Stuart B. Ross
                                                                                                Malcolm L. Sherman
                                                                                                Alan D. Solomont
                                                                                                Bill W. Sorenson
                                                                                                Herbert M. Stein

(Instructions: To withhold authority to vote for any individual nominee(s), write that nominee's name on the space provided below.)

---------------------------------------------------------------------------

(2)  OTHER     The Proxies shall vote in their discretion upon such other
     MATTERS:  business as may properly come before the meeting or any adjournments thereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.



Signature____________________________  Date _______  Signature ______________________  Date _______
                                                                  IF HELD JOINTLY

NOTE: PLEASE SIGN EXACTLY AS YOUR NAME(S) APPEAR(S) HEREON. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears hereon. Joint owners should each sign this proxy. If the account is registered in the name of a corporation, partnership or other entity, a duly authorized individual must sign on its behalf and give their title.